Exhibit 10.7

MASTER LOAN AGREEMENT

Dated as of May 8, 2007

Between

Cheniere LNG Services, Inc., registered under the laws of Delaware, United States of America, having its permanent place of business at 717 Texas Avenue, Suite 3100, Houston, Texas 77002, United States of America, hereinafter referred to as the Lender, represented by the directors, on the one hand.

And

J & S Cheniere SA, registered under the laws of Switzerland, having its permanent place of business at 9 Route de St-Cergue, CH – 1260 Nyon, Switzerland hereinafter referred to as the Borrower, represented by the directors, on the other hand.

Whereas:

The Lender has agreed to advance to the Borrower by way of loan(s) the sum(s) specified in Addendum(s) attached to this Master Loan Agreement (“Agreement”) and referred to as the capital sum;

The funds shall be used for the financing of Borrower’s business operations;

The Lender has entered into this Agreement at the request of the Borrower; and

The parties now wish to record in writing the terms and conditions of any loan(s) made under this Agreement which will form the general terms and understanding of any loan(s) designated and identified in any Addendum(s) to this Agreement.

Now this Agreement witnessed and agreed by and between the parties hereto as follows:

1.	Interpretation

In the construction of this Agreement and except to the extent that such construction shall be excluded by or shall be repugnant to the context:

“Borrower” means J & S Cheniere SA and includes where the context so admits each one and all of them and its or their respective successors, executors, administrators and assigns jointly and severally;

“Lender” means Cheniere LNG Services, Inc. and includes where the context so demands each one and all of them and its successors, executors, administrators and assigns jointly and severally;

The “capital sum” means an amount of US Dollars that are identified in an Addendum to this Agreement;

“Notice” means a written notice sent by one party to the other party at the address specified above, Attention: Treasurer. The address for Notice of any party may be changed upon Notice to the other party;

The singular numbers shall mean and include the plural numbers and vice versa and reference to one gender shall include a reference to all other genders;

Reference to persons shall include forms, corporations and any other entity recognised by law.

2.	Loan

The Lender hereby lends to the Borrower who hereby borrows the amount of the capital sum as may be specified in any Addendum executed by the parties and attached to this Agreement.

The Lender will advance the capital sum to the Borrower on the date set forth in the applicable Addendum attached to this Agreement. All Addenda shall be in a format substantially similar to that of Addendum 001 attached to this Agreement.

The capital sum together with the interest accrued will be repayable at the latest on the date set forth to the applicable Addendum attached to this Agreement. This period can be extended my mutual written agreement between the Lender and the Borrower.

3.	Repayment and Term

The loan expires on the date specified in the applicable Addendum attached to this Agreement. The Borrower shall make payments of the capital sum and interest upon expiration of the term or as may otherwise be specified in any Addendum.

4.	Interest

The interest rate applicable to the loan shall be the lesser of: (i) the six (6) months USD-LIBOR (as quoted on page 3750 of the Dow Jones Markets (Telerate) Service (or any successor)) on the funding date of the loan under each Addendum and each six (6) months thereafter at 11:00 a.m. CET) plus one percent (1.0%) per annum, simple interest, calculated on an actual 360 day basis; and (ii) the maximum effective rate authorized, from time to time, by the Swiss taxing authority, for J&S Cheniere shareholder loans.

The Borrower shall, in accordance with the terms of any Addendum executed by the parties, transfer to the Lender the capital sum and the amount of interest which will accrue, by bank transfer.

5.	Prepayment

The Loan may be prepaid in whole or in part, at any time, without penalty, upon 30 day’s prior written notice by the Borrower to the Lender.

6.	Representation and Warranties

The Borrower represents and warrants to the Lender, as of the date of this Agreement or any subsequent Addendum to this Agreement, that no litigation or claim, including unpaid taxes against the Borrower, is pending or threatened and no other event has occurred which may adversely affect the Borrower’s financial condition other than such litigation, claim or other event, if any, that has been disclosed in writing to the Lender.

7.	Waiver

Neither failure to exercise nor any delay in exercising on the part of the Lender any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right prevent any further or other exercise thereof of any other right. The rights herein provided are not exclusive of any other rights provided by law.

8.	General

8.1	Governing law: This Agreement shall be interpreted, governed by, and construed in accordance with Swiss law.

8.2	Exclusive jurisdiction: All disputes between the parties relating to this Agreement, regardless of whether they relate to the creation, validity, performance, implementation, interpretation or termination of, or the legal relationships established by this Agreement, or otherwise arising in connection with this Agreement, shall be submitted to the exclusive jurisdiction of the Swiss courts in the Canton of Vaud.

8.3	Headings: The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any prevision hereunder.

8.4	Binding effect: This Agreement shall be binding upon the Borrower and its successors and assigns and shall insure to the benefit of, and be enforceable by the Lender, and its successors and assigns. This Agreement may not be assigned and/or transferred by either party hereto without the prior express written consent of the other party.

8.5	Amendment: This instrument constitutes the entire Agreement between the parties hereto relating to the subject matter hereof and may not be amended, waived or discharged except by written instrument duly executed by the parties hereto. Any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, are cancelled and superseded by this Agreement.

8.6	Further assurances: Each of the parties hereto covenants and agrees to execute such further and other documents and instruments and do such further acts and other things as it may be necessary to implement and carry out the intent of this Agreement.

8.7	Severability: In the event that any one or more of the provisions of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect by a person or a body of competent jurisdiction, the parties agree that such person or body may interpret this Agreement without reference to such invalid, illegal or unenforceable provision; provided, however, that wherever possible such person or body shall modify or restrict the meaning of such provision so that, as modified, it shall be enforceable.

8.8	Borrower expense: All of the expenses, rights and fees in relation with this Agreement shall be borne by the Borrower.

In witness whereof, the parties hereto have duly executed this Agreement.

The Borrower		The Lender

J & S Cheniere S.A.		Cheniere LNG Services, Inc.

By:	/s/ Marco Dunand	By:	/s/ Graham McArthur
Graham McArthur
Director			Treasurer

By:	/s/ Alain Rappo	By:	/s/ Craig K. Townsend
Craig K. Townsend
Director			Attorney-in-Fact

ADDENDUM 001

This Addendum (this “Addendum”) is entered into this the 8th day of May, 2007 by and between Cheniere LNG Services, Inc., Houston, Texas, United States of America (“Lender”) and J & S Cheniere S.A. Nyon, Switzerland (“Borrower”) pursuant to a certain Master Loan Agreement (“Agreement”) dated the date hereof between the parties.

Whereas:

Borrower has entered into: (i) LNG Carrier Time Charter Party Agreement, dated, as of August 25, 2004 with “K” Line LNG Transport Co., Ltd.; and (ii) LNG Carrier Time Charter Party Agreement, dated, as of August 26, 2004 with Trinity LNG Transport S.A., (collectively, the “Charter Party Agreements” and individually, a “Charter Party Agreement”).

The Lender has entered into a certain Amended and Restated Shareholders Agreement dated the date hereof (“Shareholders Agreement”), with Mercuria Energy Holdings B.V., Utrecht, Netherlands (“Mercuria”) which provides in paragraph 2.3(b)(i) thereof that Lender has agreed to advance to Borrower the below capital sum to collateralize certain obligations of Borrower under the Charter Party Agreements.

In furtherance of the foregoing undertaking contained in the Shareholders Agreement, the Lender and Borrower have entered into the Agreement which provides in part that any loans made by Lender to Borrower shall be recorded and documented by use of this Addendum.

As Borrower desires to borrow funds from Lender and Lender agrees to loan such funds in accordance with the terms of the Shareholders Agreement, the Agreement and this Addendum.

Now therefore, Lender and Borrower agree to document this loan under the following supplemental terms to the Agreement:

1.	Loan

The Lender hereby lends to the Borrower who hereby borrows the amount of US Dollars 25 million ($25,000,000) (the “capital sum”).

The Lender will advance the capital sum to the Borrower within seven (7) business days of the date hereof (the “funding date”).

The capital sum together with the interest accrued will be repaid as follows:

1.	one-half of the capital sum (US dollars 12.5 million) will be repaid to Lender with interest accrued within five (5) business days of the expiration or termination of the Charter Party Agreement whose term first expires or is otherwise terminated, and

2.	the remainder of the capital sum unpaid will be repaid to Lender with interest accrued within five (5) business days of the expiration or termination of the next Charter Party Agreement whose term subsequently expires or is otherwise terminated.

For purposes of the foregoing two clauses, the term “termination” shall include the termination of any Charter Party Agreement whether through voluntary act of the parties thereto or through the occurrence of a default and subsequent termination under the applicable Charter Party Agreement.

Notwithstanding the foregoing, in the event Lender disposes of its stock in Borrower pursuant to the provisions of paragraphs 3.2 or 4.1 of the Shareholders Agreement, the full amount of the capital sum or any portion thereof remaining outstanding, with accrued interest, shall be repaid to the Lender, on or before the date of the actual transfer of the shares of stock of Borrower, in accordance with the provisions of paragraph 3.2(d) of the Shareholders Agreement.

2.	Repayment and Term

Portions of the loan expire on the respective dates specified in Section 1 of this Addendum. The Borrower shall make payments of the portion of the capital sum and interest in accordance with Section 1 by wire transfer to an account specified in a Notice from Lender to Borrower.

3.	Interest

Interest shall accrue and be charged and calculated in accordance with the terms of the Agreement.

4.	Proceeds

Borrower represents and warrants to Lender that the proceeds of the loan obtained under this Addendum shall only be used to collateralize the obligations of the Borrower under and in accordance with the terms of the Charter Party Agreements.

The Lender and Borrower both acknowledge and agree that the terms of this Addendum shall be considered a part of and incorporated into the Agreement and that in the event a term in this Addendum is in conflict with the Agreement, the terms of this Addendum shall govern. All other terms and conditions (including, without limitation, the choice of law and the jurisdiction provisions) of the Agreement shall remain unchanged and binding on the parties and this Addendum.

In witness whereof, the parties hereto have duly executed this Addendum.

The Borrower		The Lender

J & S Cheniere S.A.		Cheniere LNG Services, Inc.

By:	/s/ Marco Dunand	By:	/s/ Graham McArthur
Graham McArthur
Director			Treasurer

By:	/s/ Alain Ruppo	By:	/s/ Craig K. Townsend
Craig K. Townsend
Director			Attorney-in-Fact